Exhibit 99.2

Lumen Technologies, Inc. Announces Upsize and Pricing of Additional 8.500% Senior Notes Due 2036

DENVER, Jan. 5, 2026 — Lumen Technologies, Inc. (“Lumen,” “us,” “we” or “our”) (NYSE: LUMN) today announced that its wholly-owned subsidiary, Level 3 Financing, Inc. (“Level 3 Financing”), has agreed to sell $650 million aggregate principal amount of its 8.500% Senior Notes due 2036 (the “Additional Notes”), which represents a $50 million increase from the previously announced size of the offering. The Additional Notes are being offered as a further issuance of Level 3 Financing’s 8.500% Senior Notes due 2036, of which $1.25 billion aggregate principal amount was originally issued on Dec. 23, 2025 (the “Initial Notes” and, together with the Additional Notes, the “Notes”). The Additional Notes will form a single series with, and have the same terms (other than issue date and issue price) as, the Initial Notes.

The Additional Notes were priced to investors at a price of 101.750% of their aggregate principal amount and will mature on Jan. 15, 2036. Upon issuance, the Additional Notes will be fully and unconditionally guaranteed, jointly and severally, on an unsubordinated and unsecured basis by Level 3 Parent, LLC, the direct parent of Level 3 Financing, and certain unregulated subsidiaries of Level 3 Financing.

Level 3 Financing intends to use the net proceeds from this offering and, if necessary, cash on hand or other available liquidity, to fund the purchase of any Existing Second Lien Notes (as defined below) that were not purchased at early settlement of the Tender Offers (as defined below), are validly tendered and not validly withdrawn prior to the withdrawal deadline of the Tender Offers, and the payment of accrued and unpaid interest, fees and expenses in connection therewith. To the extent not applied in connection with the Tender Offers, Level 3 Financing intends to use the net proceeds from this offering to pay fees and expenses relating to this offering and for general corporate purposes.

On Dec. 8, 2025, Level 3 Financing launched cash tender offers (the “Tender Offers” and each, a “Tender Offer”) to purchase Level 3 Financing’s (1) 4.000% Second Lien Notes due 2031, (2) 3.875% Second Lien Notes due 2030, (3) 4.500% Second Lien Notes due 2030, and (4) 4.875% Second Lien Notes due 2029 (collectively, the “Existing Second Lien Notes”), and the solicitations of consents to amend the indentures governing the Existing Second Lien Notes pursuant to and on the terms and subject to the conditions set forth in an Offer to Purchase and Solicitations of Consents, dated Dec. 8, 2025, as amended and supplemented.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws in the United States and may not be offered or sold in the United States absent registration or an exemption from the applicable registration requirements. Accordingly, the Notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A promulgated under the Securities Act and to non-U.S. persons outside the United States in accordance with Regulation S promulgated under the Securities Act. The Notes will not have registration rights.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, the Notes, nor will there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This press release does not constitute an offer to buy or the solicitation of an offer to sell any Existing Second Lien Notes, nor will there be any purchase of Existing Second Lien Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Lumen Technologies

Lumen is unleashing the world’s digital potential. We ignite business growth by connecting people, data, and applications – quickly, securely, and effortlessly. As the trusted network for AI, Lumen uses the scale of our network to help companies realize AI’s full potential. From metro connectivity to long-haul data transport to our edge cloud, security, managed service, and digital platform capabilities, we meet our customers’ needs today and as they build for tomorrow.

Lumen and Lumen Technologies are registered trademarks of Lumen Technologies, Inc. in the United States. Level 3 Financing, Inc. is a wholly owned affiliate of Lumen Technologies, Inc.

Forward-Looking Statements

Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include, but are not limited to: failure to satisfy or waive the conditions to consummation of the Notes offering or the conditions set forth in the Statement; corporate developments that could preclude, impair or delay the above-described transactions due to restrictions under the federal securities laws; changes in Level 3 Financing’s credit ratings; changes in the cash requirements, financial position, financing plans or investment plans of Level 3 Financing or its affiliates; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of Level 3 Financing to consummate the above-described transactions on the terms described above or at all; and other risks referenced from time to time in the filings of Lumen or Level 3 Parent, LLC with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. We may change our intentions, strategies or plans (including our plans expressed herein) without notice at any time and for any reason.

Media Contact:	Investor Contact:
Anita J. Gomes	Jim Breen, CFA
Anita.Gomes@lumen.com	Investor.relations@lumen.com
+1 858-229-8538	+1 603-404-7003

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